UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 4, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

Turin, May 4, 2015

PRESS RELEASE

EXOR Remains Fully Committed To $6.4 Billion Superior
All-Cash Offer For PartnerRe

EXOR (EXO IM), one of Europe’s leading listed investment companies, notes the decision by the Board of Directors of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE) to abandon its prior agreement and accept a revised but still inferior transaction from AXIS Capital Holdings Limited (“AXIS”; NYSE:AXS), in preference to EXOR’s own proposal.

The decision by the PartnerRe Board continues to ignore the superior nature of EXOR’s fully financed, all-cash proposal of $130 per share, which offers a significant premium to PartnerRe’s shareholders. In contrast, AXIS' revised transaction still undervalues PartnerRe and is clearly not in the best interests of PartnerRe, its shareholders, employees and policyholders.

EXOR’s proposal is financially superior, with no financing conditions, can be completed swiftly and will retain and build upon PartnerRe’s highly talented management and employees.

With regard to AXIS' revised transaction for PartnerRe:

—	The revised terms are a clear admission that the original transaction with AXIS, which was the result of a flawed process, undervalued PartnerRe, as is the case with the revised transaction.

—	The purported value of the proposed $11.50 extraordinary dividend is misleading. Since PartnerRe shareholders would own approximately 52 percent of a combined PartnerRe/AXIS, the incremental value to the PartnerRe shareholders is less than half of the proposed dividend.

—	The proposed extraordinary dividend will reduce PartnerRe’s capital by more than $550 million and significantly weaken PartnerRe's financial strength at a point when both PartnerRe and AXIS have been placed under review with negative implications by A.M. Best. In contrast, EXOR’s all-cash proposal fully preserves PartnerRe's financial strength, while delivering full and superior value to PartnerRe shareholders.

—	The PartnerRe transaction with AXIS is the product of a flawed process. No consideration was given by PartnerRe to alternatives when it entered into the original agreement with AXIS, and PartnerRe refused to engage fully with EXOR in response to EXOR’s proposal. After EXOR satisfied clarifying questions from PartnerRe, PartnerRe refused to permit EXOR to conduct due diligence and ceased to engage. The result is another inadequate proposal for PartnerRe.

Notwithstanding the PartnerRe Board's continued support for a still inferior transaction with AXIS, PartnerRe shareholders will ultimately decide which transaction is superior. EXOR is therefore determined to pursue its transaction on the proposed terms and is fully committed to achieving its rapid completion.

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $14 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer with a $19 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
+1 212 297-0720
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will ”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This material relates to a proposed business combination transaction between EXOR and PartnerRe which may become the subject of a proxy statement filed by EXOR with the Securities and Exchange Commission (the “SEC”). This material is not a substitute for the proxy statement that EXOR would file with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed below.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction.  Information about EXOR’s directors and executive officers will be made available in EXOR’s proxy statement, if filed.

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CERTAIN INFORMATION CONCERNING PARTICIPANTS
EXOR and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission (the “SEC”) when they become available.